Exhibit 10.65
DIGIRAD CORPORATION
SEVERANCE AGREEMENT
This Severance Agreement (the "Agreement") is entered into effective as of January 28, 2014 (the "Effective Date"), by and between Digirad Corporation (the "Company") and Martin Shirley ("Employee").
WHEREAS, the Company believes that it is imperative to provide the Employee with certain severance benefits upon the termination of his employment under certain circumstances and these benefits will provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company. Certain capitalized terms used in the Agreement are defined below.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:
1.  Term of Agreement. This Agreement shall terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
2.  Severance Payment. In the event the Employee is terminated involuntarily by the Company without Cause, as defined below, (the date of such termination, the "Termination Date") and provided that the Employee executes and does not revoke a separation agreement, including a full release of claims with the Company, in a form satisfactory to the Company (the "Release") that becomes effective and irrevocable no later than the date that is sixty (60) days following the Termination Date (the "Release Deadline"), Employee will receive a cash payment equal to six (6) months of his base salary as in effect immediately prior to the Termination Date (the "Severance Payment") with such Severance Payment to be paid in a single lump sum payment as soon as practicable after the Termination Date and in all cases within thirty (30) business days following the Termination Date; provided, that the Severance Payment will not be paid prior to the date that the separation agreement becomes effective and irrevocable. If the separation agreement does not become effective and irrevocable prior to the Release Deadline, the Employee will not receive the Severance Payment.
3.  Termination. Employee shall not be entitled to receive the Severance Payment if Employee: (a) voluntarily terminates his employment with the Company for any reason; or (b) is terminated by the Company for Cause. For purposes of this Agreement, "Cause" means (i) Employee's willful and deliberate failure to perform assigned duties or responsibilities to the Company or the lawful directions of the Employee's supervisor after notice thereof from the Company describing Employee's failure to perform such duties or responsibilities and a reasonable period in which to cure such failure; (ii) Employee's engaging in any act of dishonesty, fraud or misrepresentation in connection with Employee's duties; (iii) a willful act by Employee which constitutes gross misconduct and which is materially injurious to the Company; (iv) Employee's engaging in any act of embezzlement against the Company; (v) Employee's breach of any confidentiality agreement or invention assignment agreement or any other written agreement with the Company; or (vi) Employee's indictment for or conviction of, or entering a plea of nolo contendere to, a felony.
4.  At-Will Employment. The Company and Employee agree that Employee's employment with the Company is and shall continue to be "at-will" and may be terminated at any time with or without cause or notice by either the Company or Employee. No provision of this Agreement shall be construed as conferring upon Employee a right to continue as an employee of the Company.

Exhibit 10.65
5. Successors.
(a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the Company's obligations under this Agreement and agree expressly to perform the Company's obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any parent or subsidiary of the Company or any successor to the Company's business and/or assets or which becomes bound by the terms of this Agreement by operation of law. Notwithstanding the foregoing, this Section 5(a) shall not apply to a transfer of assets of the Company to a subsidiary of the Company or to a Company owned by stockholders of the Company in connection with any spin-off, spin-out or restructuring of the Company.
(b)  Employee's Successors. Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
6 . Section 409A. It is intended that the Severance Payment will be exempt from the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the regulations and guidance issued thereunder and any applicable state law equivalent ( collectively, "Section 409A"), pursuant to the "short-term deferral" exception under Section 409A, and any ambiguities and/or ambiguous terms hereunder will be interpreted to comply with the requirements of such exception or to otherwise be exempt from or comply with the requirements of Section 409A. Notwithstanding the foregoing, the payment of the Severance Payment will be delayed until the first payroll date that occurs on or after the date that is six (6) months and one (1) day following the Termination Date if and to the extent necessary to avoid subjecting the Employee to an additional tax under Section 409A on the Severance Payment. The Company may, in good faith and without the Employee's consent, make any amendments and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Employee.
7.  Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by the parties hereto or their duly authorized representatives.
8.  Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
9.  Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

Exhibit 10.65
10.  Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
11.  Applicable Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the State of New York. Employee hereby expressly consents to the personal jurisdiction of the state and federal courts located in the State of New York for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.
12.  Withholding Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income, employment and other taxes.
13 . Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Exhibit 10.65
IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

DIGIRAD CORPORATION
By:	/s/ Matt G. Molchan
Title:	President and Chief Executive Officer

EMPLOYEE:
By:	/s/ Martin B Shirley
Martin Shirley

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